UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   April 13, 2011

     Vail Resorts, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	001-09614	51-0291762
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 404-1800

                                 Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 13, 2011, The Vail Corporation (“Vail Corp.”), a wholly-owned subsidiary of Vail Resorts, Inc. (the “Company”), entered into the First Amendment (the “First Amendment”) to its Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) between Vail Corp., Bank of America, N.A., as administrative agent, U.S. Bank National Association and Wells Fargo Bank, National Association as co-syndication agents, JPMorgan Chase Bank, N.A. and Deutsche Bank Securities Inc. as Co-Documentation Agents and the Lenders party thereto.  The First Amendment amends certain of the negative covenants in the Credit Agreement, including, increased capacity for investments in similar businesses, increased capacity for debt incurrence, and permitting distributions of the proceeds of sales of certain real estate developments.  The First Amendment will become effective upon the closing of the Company’s previously announced offering of $390 million in aggregate principal amount of 6½% Senior Subordinated Notes due 2019 (the “Notes”) pursuant to an exemption from registration under the Securities Act of 1933, as amended. The offering of the Notes is expected to close on April 25, 2011.

The foregoing description of the First Amendment is qualified in its entirety by the First Amendment, a copy of which is attached as Exhibit 10.1 to this current report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

A list of exhibits furnished herewith is contained on the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2011		Vail Resorts, Inc.
	By:	/S/ FIONA E. ARNOLD
Fiona E. Arnold
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1
First Amendment to Fifth Amended and Restated Credit Agreement dated as of April 13, 2011 among The Vail Corporation (d/b/a Vail Associates, Inc.), as borrower, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto.